Permian Resources Announces Third Quarter 2023 Results
MIDLAND, Texas – November 7, 2023 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its third quarter 2023 financial and operational results.
Recent Financial and Operational Highlights
•Closed $4.5 billion Earthstone acquisition on November 1, enhancing Permian Resources’ position as the second largest Permian pure-play E&P with a ~$15 billion enterprise value
•Delivered strong well results, which drove crude oil and total average production higher by 6% and 4%, respectively, quarter-over-quarter to 89.8 MBbls/d and 172.0 MBoe/d (~52% oil)
•Continued to realize significant operational efficiency gains, resulting in meaningful improvements to drilling and completion cycle times
◦Increased average drilled and completed feet per day by 14% and 4%, respectively, compared to second quarter 2023
◦Efficiencies resulted in higher operational activity for the third quarter
•Announced accrued capital expenditures of $367 million and cash capital expenditures of $380 million
•Reported net cash provided by operating activities of $481 million and adjusted free cash flow1 of $165 million (cash capital expenditures)
•Delivered total return of capital of $96 million, or $0.17 per share:
◦Quarterly base dividend of $0.05 per share
◦Variable dividend of $0.07 per share
◦Share repurchases of 2.2 million shares for $27.9 million
•Added ~740 net acres in the Delaware Basin through ~20 grassroots transactions during the quarter, demonstrating continued ground game success
•Published inaugural Corporate Sustainability Report, highlighting Permian Resources’ commitment to environmental stewardship, social responsibility and corporate governance
Management Commentary
“Permian Resources delivered an outstanding operational and financial quarter, with the combination of strong well performance, decreases in controllable cash costs and continued quarter-over-quarter improvements in our drilling and completions efficiencies driving significantly higher free cash flow per share,” said Will Hickey, Co-CEO of Permian Resources. “In addition, we are extremely excited to have closed the Earthstone transaction earlier this month, and our teams have hit the ground running on integration efforts, keeping us on-track to achieve meaningful synergies through leveraging our deep Delaware Basin experience.”
“This quarter’s strong results and increased free cash flow have allowed us to return approximately $0.17 per share, or approximately $100 million, of capital to shareholders between the base dividend, variable dividend and share buybacks,” said James Walter, Co-CEO of the Company. “One of the key drivers of the recently closed Earthstone acquisition was its meaningful accretion to free cash flow per share, and we are excited to return additional capital to shareholders under our existing return of capital framework as we integrate and develop these high-return assets in the core of the Delaware Basin.”

Operational and Financial Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the third quarter, delivering strong well results and driving meaningful operational efficiencies. During the quarter, average daily crude oil production was 89,824 barrels of oil per day (“Bbls/d”), a 6% increase compared to the prior quarter. Third quarter total production increased 4% quarter-over-quarter and averaged 171,966 barrels of oil equivalent per day (“Boe/d”). “Our robust production results during the quarter were primarily attributable to better than expected well performance, in addition to higher production runtime and increased activity due to reduced cycle times,” said Will Hickey, Co-CEO.
The Company also delivered outstanding results from both its drilling and completions operations, carrying forward its operational momentum from the prior quarter. Permian Resources continued to drive operational improvements in the third quarter, with drilled and completed feet per day increasing by 14% and 4%, respectively, quarter-over-quarter. During the quarter, the drilling team’s continued refinement and distribution of best practices across the field contributed to a reduction in drilling durations compared to the prior quarter. Furthermore, the completion team’s focus on efficiency drivers and enhancement of completion design resulted in a significant increase in runtime, averaging over 19 pumping hours per day during the quarter. “Ultimately, higher efficiencies and shorter cycle times are key contributors to the Company’s goal of decreasing well costs per lateral foot. As the Delaware Basin’s lowest-cost operator, we will continue to prioritize and execute upon these initiatives in the field,” said James Walter, Co-CEO.
Total cash and accrued capital expenditures (“capex”) for the third quarter were $380 million and $367 million, respectively, and included a modest shift of fourth quarter planned capex into the third quarter due to efficiency-driven activity acceleration. “As a result of our team’s continued momentum realizing operational efficiencies, we completed a higher number of wells than expected during the third quarter, positioning us for a strong fourth quarter to close the year,” said Will Hickey, Co-CEO.
Third quarter average realized prices were higher than the previous quarter, due in part to improved commodity prices. Realized prices for the third quarter were $79.92 per barrel of oil, $1.93 per Mcf of natural gas and $23.67 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T costs, which represent 12%, 56% and 14% increases compared to the previous quarter, respectively.
Third quarter total controllable cash costs (LOE, GP&T and cash G&A) were $7.92 per Boe, a 2% decrease compared to the prior quarter. Third quarter LOE was $5.42 per Boe, GP&T was $1.31 per Boe and cash G&A was $1.19 per Boe.
For the third quarter, Permian Resources generated net cash provided by operating activities of $481 million and adjusted free cash flow1 of $165 million (or $178 million, utilizing accrued capex). The Company also reported net income attributable to Class A Common Stock during the third quarter of $45 million, or $0.14 per basic share. Third quarter adjusted net income1 was $220 million or $0.39 per adjusted basic share.
In addition, on September 12, 2023, the Company closed an offering of $500 million in aggregate principal amount of 7.0% senior notes due 2032 that were issued at par. The net proceeds from this offering were used to repay indebtedness, which included amounts outstanding under Permian Resources’ credit facility in addition to credit facility borrowings assumed in connection with the closing of the Earthstone acquisition. Following the bond offering, Permian Resources has approximately $1.5 billion of liquidity as of November 1, 2023 with aggregate lender commitments under the credit facility increasing from $1.5 to $2.0 billion at the close of the Earthstone transaction.
At September 30, 2023, the Company had $212 million in cash on hand. Net debt-to-LQA EBITDAX1 at September 30, 2023 was approximately 0.9x, and the Company has no maturities of long-term debt until 2026. Additionally, the acquisition of Earthstone materially enhances Permian Resources’ credit profile and decreases its overall cost of capital, as larger scale and higher production levels accelerate its path to investment grade.

Earthstone Integration Update
On November 1, 2023, Permian Resources announced the closing of the $4.5 billion Earthstone transaction that was announced on August 21, 2023. The acquisition enhances Permian Resources’ position as a leading Delaware Basin independent with over 400,000 Permian net acres and approximately 300 MBoe/d of total production on a pro forma basis. The Company plans to utilize its extensive Delaware Basin expertise and incremental scale to drive value for the combined shareholder base through synergies, accelerated return of capital and significant accretion to all relevant metrics.
Integration of Earthstone’s assets and teams is underway, and Permian Resources remains on-track to deliver a minimum of $175 million in annual operational, G&A and financial synergies. Permian Resources has a proven integration track record and plans to implement the Company’s peer-leading efficiency practices and cost structure across the Earthstone platform to drive lower well costs, operating costs and cycle times.
“The Earthstone transaction increases the overall quality of our business, enhancing our core Delaware assets, increasing our potential for organic growth, leveraging our efficient operations and strengthening our solid financial position,” said James Walter, Co-CEO. “We look forward to executing another successful integration and synergy capture in the coming months.”
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.05 per share of Class A common stock, or $0.20 per share on an annualized basis. Additionally, based upon third quarter financial results, the Board has declared a quarterly variable cash dividend of $0.07 per share of Class A common stock. Combined, the base and variable dividends represent a total cash return of $0.12 per share. The base and variable dividends are payable on November 28, 2023 to shareholders of record as of November 20, 2023.
Permian Resources returned additional capital to shareholders in the third quarter by repurchasing 2.2 million shares of Class C Common Stock for $27.9 million during a secondary offering from selling shareholders.
Environmental, Social and Governance
Permian Resources is committed to developing and producing its oil and natural gas assets in a responsible way that creates long-term value for stakeholders. The Company recently published its inaugural Corporate Sustainability Report as a combined company. This report describes Permian Resources’ ESG programs, initiatives and performance to its stakeholders in a transparent and measurable way. For more information on the report, please visit www.permianres.com/sustainability.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on November 8, 2023.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, November 8, 2023 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss third quarter operating and financial results. Interested parties may join the webcast by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (888) 259-6580 (Conference ID: 67608519) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (877) 674-7070 (Access Code: 608519) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our ability to realize the anticipated benefits and synergies from the Earthstone merger and effectively integrate Earthstone’s assets;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;

•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the Earthstone merger, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Net Income, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Contacts:
Hays Mabry – Sr. Director, Investor Relations
Mae Herrington – Engineering Advisor, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Permian Resources Corporation
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues (in thousands):
Oil sales	$660,445	$397,187	$1,734,057	$1,009,545
Natural gas sales(1)	38,354	93,455	94,123	200,503
NGL sales(2)	59,742	59,136	170,027	159,661
Oil and gas sales	$758,541	$549,778	$1,998,207	$1,369,709

Average sales prices:
Oil (per Bbl)	$79.92	$89.02	$75.42	$93.93
Effect of derivative settlements on average price (per Bbl)	0.69	(2.71)	2.51	(9.91)
Oil including the effects of hedging (per Bbl)	$80.61	$86.31	$77.93	$84.02

Average NYMEX WTI price for oil (per Bbl)	$82.26	$91.56	$77.39	$98.10
Oil differential from NYMEX	(2.34)	(2.54)	(1.97)	(4.17)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$1.93	$6.57	$1.66	$5.72
Effect of derivative settlements on average price (per Mcf)	0.16	(1.41)	0.41	(1.20)
Natural gas including the effects of hedging (per Mcf)	$2.09	$5.16	$2.07	$4.52

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.58	$7.96	$2.46	$6.65
Natural gas differential from NYMEX	(0.65)	(1.39)	(0.80)	(0.93)

NGL price excluding the effects of GP&T (per Bbl)(2)	$23.67	$36.21	$23.69	$42.20

Net production:
Oil (MBbls)	8,264	4,462	22,994	10,748
Natural gas (MMcf)	26,068	14,216	75,134	35,082
NGL (MBbls)	3,212	1,633	9,241	3,784
Total (MBoe)(3)	15,821	8,464	44,758	20,378

Average daily net production:
Oil (Bbls/d)	89,824	48,499	84,225	39,369
Natural gas (Mcf/d)	283,351	154,520	275,215	128,504
NGL (Bbls/d)	34,917	17,751	33,852	13,859
Total (Boe/d)(3)	171,966	92,003	163,946	74,646

(1)    Natural gas sales for the three and nine months ended September 30, 2023 include $12.0 million and $30.7 million, respectively, of gathering, processing and transportation costs (“GP&T”) that are reflected as a reduction to natural gas sales and zero for the three and nine months ended September 30, 2022. Natural gas average sales prices, however, exclude $0.46 and $0.41 per Mcf of such GP&T charges for the three and nine months ended September 30, 2023 respectively.
(2)    NGL sales for the three and nine months ended September 30, 2023 include $16.3 million and $48.9 million, respectively, of GP&T that are reflected as a reduction to NGL sales and zero for the three and nine months ended September 30, 2022. NGL average sales prices, however, exclude $5.07 and $5.29 per Bbl of such GP&T charges for the three and nine months ended September 30, 2023 respectively.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs (in thousands):
Lease operating expenses	$85,810	$40,944	$243,333	$98,578
Severance and ad valorem taxes	58,942	41,745	156,378	101,491
Gathering, processing and transportation expenses	20,731	30,022	57,966	77,669
Operating cost metrics:
Lease operating expenses (per Boe)	$5.42	$4.84	$5.44	$4.84
Severance and ad valorem taxes (% of revenue)	7.8%	7.6%	7.8%	7.4%
Gathering, processing and transportation expenses (per Boe)	$1.31	$3.55	$1.30	$3.81

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating revenues
Oil and gas sales	$758,541	$549,778	$1,998,207	$1,369,709
Operating expenses
Lease operating expenses	85,810	40,944	243,333	98,578
Severance and ad valorem taxes	58,942	41,745	156,378	101,491
Gathering, processing and transportation expenses	20,731	30,022	57,966	77,669
Depreciation, depletion and amortization	236,204	109,500	640,149	262,626
General and administrative expenses	34,519	43,387	122,729	83,937
Merger and integration expense	10,422	59,270	28,071	64,955
Impairment and abandonment expense	245	498	734	3,631
Exploration and other expenses	5,031	2,352	14,668	6,613
Total operating expenses	451,904	327,718	1,264,028	699,500
Net gain (loss) on sale of long-lived assets	63	(3)	129	(1,327)
Income (loss) from operations	306,700	222,057	734,308	668,882

Other income (expense)
Interest expense	(40,582)	(28,807)	(114,185)	(56,287)
Net gain (loss) on derivative instruments	(151,781)	181,308	(76,668)	17,651
Other income (expense)	246	115	685	318
Total other income (expense)	(192,117)	152,616	(190,168)	(38,318)

Income (loss) before income taxes	114,583	374,673	544,140	630,564
Income tax (expense) benefit	(16,254)	(31,169)	(77,056)	(79,432)
Net income (loss)	98,329	343,504	467,084	551,132
Less: Net (income) loss attributable to noncontrolling interest	(52,896)	(119,145)	(246,132)	(119,145)
Net income (loss) attributable to Class A Common Stock	$45,433	$224,359	220,952	$431,987

Income (loss) per share of Class A Common Stock:
Basic	$0.14	$0.78	$0.71	$1.51
Diluted	$0.13	$0.70	$0.64	$1.36

Weighted average Class A Common Stock outstanding:
Basic	324,650	286,245	312,015	285,368
Diluted	366,174	321,986	351,417	320,595

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$211,703	$59,545
Accounts receivable, net	339,495	282,846
Derivative instruments	2,662	100,797
Prepaid and other current assets	11,330	20,602
Total current assets	565,190	463,790
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,373,138	1,424,744
Proved properties	10,112,084	8,869,174
Accumulated depreciation, depletion and amortization	(3,037,676)	(2,419,692)
Total oil and natural gas properties, net	8,447,546	7,874,226
Other property and equipment, net	39,271	15,173
Total property and equipment, net	8,486,817	7,889,399
Noncurrent assets
Operating lease right-of-use assets	58,446	64,792
Other noncurrent assets	99,345	74,611
TOTAL ASSETS	$9,209,798	$8,492,592
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$665,359	$562,156
Operating lease liabilities	34,266	29,759
Derivative instruments	35,748	1,998
Other current liabilities	24,638	11,656
Total current liabilities	760,011	605,569
Noncurrent liabilities
Long-term debt, net	2,254,178	2,140,798
Asset retirement obligations	44,393	40,947
Deferred income taxes	83,416	4,430
Operating lease liabilities	26,156	41,341
Other noncurrent liabilities	74,708	3,211
Total liabilities	3,242,862	2,836,296
Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 354,470,922 shares issued and 350,725,718 shares outstanding at September 30, 2023 and 298,640,260 shares issued and 288,532,257 shares outstanding at December 31, 2022	35	30
Class C: 215,223,134 shares issued and outstanding at September 30, 2023 and 269,300,000 shares issued and outstanding at December 31, 2022	22	27
Additional paid-in capital	3,278,846	2,698,465
Retained earnings (accumulated deficit)	375,933	237,226
Total shareholders' equity	3,654,836	2,935,748
Noncontrolling interest	2,312,100	2,720,548
Total equity	5,966,936	5,656,296
TOTAL LIABILITIES AND EQUITY	$9,209,798	$8,492,592

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$467,084	$551,132
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	640,149	262,626
Stock-based compensation expense - equity awards	69,585	60,971
Stock-based compensation expense - liability awards	—	(24,174)
Impairment and abandonment expense	734	3,631
Deferred tax expense (benefit)	73,453	78,832
Net (gain) loss on sale of long-lived assets	(129)	1,327
Non-cash portion of derivative (gain) loss	165,573	(166,372)
Amortization of debt issuance costs and debt discount	11,858	12,555
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(57,787)	(6,753)
(Increase) decrease in prepaid and other assets	(27,810)	(38)
Increase (decrease) in accounts payable and other liabilities	24,795	69,639
Net cash provided by operating activities	1,367,505	843,376
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(116,869)	(4,866)
Drilling and development capital expenditures	(1,066,693)	(397,892)
Cash paid for business acquired in the Colgate Merger, net of cash acquired	—	(496,671)
Purchases of other property and equipment	(30,828)	(3,199)
Contingent considerations received related to divestiture	60,000	—
Proceeds from sales of oil and natural gas properties	59,203	6,190
Net cash used in investing activities	(1,095,187)	(896,438)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	1,050,000	970,000
Repayment of borrowings under revolving credit facility	(1,435,000)	(445,000)
Repayment of credit facility acquired in the Colgate Merger	—	(400,000)
Proceeds from the issuance of 2032 Senior Notes	500,000	—
Debt issuance costs	(6,950)	(19,611)
Proceeds from exercise of stock options	514	46
Share repurchases	(95,448)	(16,241)
Dividends paid	(80,793)	—
Dividend distributions paid to noncontrolling interest owners	(62,296)	—
Net cash provided by (used in) financing activities	(129,973)	89,194
Net increase (decrease) in cash, cash equivalents and restricted cash	142,345	36,132
Cash, cash equivalents and restricted cash, beginning of period	69,932	9,935
Cash, cash equivalents and restricted cash, end of period	$212,277	$46,067

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Nine Months Ended September 30,
	2023	2022
Cash and cash equivalents	$211,703	$45,514
Restricted cash	574	553
Total cash, cash equivalents and restricted cash	$212,277	$46,067

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income/loss attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$45,433	$73,399	$102,120	$83,050	$224,359
Net income (loss) attributable to noncontrolling interest	52,896	75,555	117,681	115,658	119,145
Interest expense	40,582	36,826	36,777	39,358	28,807
Income tax expense	16,254	26,548	34,254	40,860	31,169
Depreciation, depletion and amortization	236,204	215,726	188,219	182,052	109,500
Impairment and abandonment expense	245	244	245	244	498
Non-cash derivative (gain) loss	161,672	18,678	(14,777)	88,635	(213,503)
Stock-based compensation expense(1)	15,633	35,042	16,707	54,342	18,896
Exploration and other expenses	5,031	5,263	4,374	4,765	2,352
Merger and integration expense	10,422	4,350	13,299	12,469	59,270
(Gain) loss on sale of long-lived assets	(63)	—	(66)	(13)	3
Adjusted EBITDAX	$584,309	$491,631	$498,833	$621,420	$380,496

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2023, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	September 30, 2023
Long-term debt, net	2,254,178
Unamortized debt discount and debt issuance costs on senior notes	61,621
Long-term debt	2,315,799
Less: cash and cash equivalents	(211,703)
Net debt (Non-GAAP)	2,104,096
LQA EBITDAX(1)	2,337,236
Net debt-to-LQA EBITDAX	0.9
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2023, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2023	2022
Basic weighted average shares of Class A Common Stock outstanding	324,650	286,245
Weighted average shares of Class C Common Stock	241,340	87,815
Adjusted basic weighted average shares outstanding	565,990	374,060

Basic weighted average shares of Class A Common Stock outstanding	324,650	286,245
Add: Dilutive effects of Convertible Senior Notes	27,829	27,074
Add: Dilutive effects of equity awards and ESPP shares	13,695	8,667
Diluted weighted average shares of Class A Common Stock outstanding	366,174	321,986
Weighted average shares of Class C Common Stock	241,340	87,815
Adjusted diluted weighted average shares outstanding	607,514	409,801

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow and adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less capital expenditures incurred/paid and adjusted free cash flow as free cash flow before non-recurring merger and integration expense.
Our management believes free cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or its merger and integration costs and after funding its capital expenditures incurred or paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Free cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Accrued Capital Expenditure(1)		Cash Capital Expenditure(2)
	Three Months Ended September 30,		Three Months Ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Net cash provided by operating activities	$480,801	$388,277	$480,801	$388,277
Changes in working capital:
Accounts receivable	45,899	(55,998)	45,899	(55,998)
Prepaid and other assets	23,841	(6,163)	23,841	(6,163)
Accounts payable and other liabilities	(16,300)	(27,148)	(16,300)	(27,148)
Operating cash flow before working capital changes	534,241	298,968	534,241	298,968
Less: total capital expenditures incurred/paid	(366,800)	(198,900)	(380,137)	(173,881)
Free cash flow	167,441	100,068	154,104	125,087
Merger and integration expense	10,422	59,270	10,422	59,270
Adjusted free cash flow	$177,863	$159,338	$164,526	$184,357

Adjusted basic weighted average shares outstanding	565,990	374,060	565,990	374,060
Adjusted free cash flow per adjusted basic share	$0.31	$0.43	$0.29	$0.49

(1) Utilizes activity-based capital expenditures incurred during the period.
(2) Utilizes cash capital expenditure payments during the period.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income/loss attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2023	2022
Net income (loss) attributable to Class A Common Stock	$45,433	$224,359
Net income (loss) attributable to noncontrolling interest	52,896	119,145
Non-cash derivative (gain) loss	161,672	(213,503)
Merger and integration expense	10,422	59,270
Impairment and abandonment expense	245	498
(Gain) loss on sale of long-lived assets	(63)	3
Adjusted net income excluding above items	270,605	189,772
Income tax (expense) benefit attributable to the above items(1)	(50,664)	7,782
Adjusted Net Income	$219,941	$197,554

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	565,990	374,060
Adjusted net income per adjusted basic share	$0.39	$0.53

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of October 31, 2023. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	October 2023 - December 2023	1,748,000	19,000	$82.93
	January 2024 - March 2024	1,820,000	20,000	77.54
	April 2024 - June 2024	1,820,000	20,000	76.34
	July 2024 - September 2024	1,840,000	20,000	75.19
	October 2024 - December 2024	1,840,000	20,000	74.19
	January 2025 - March 2025	990,000	11,000	73.51
	April 2025 - June 2025	1,001,000	11,000	72.27
	July 2025 - September 2025	1,012,000	11,000	71.09
	October 2025 - December 2025	1,012,000	11,000	70.03
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	October 2023 - December 2023	644,000	7,000	$76.43 - $92.70
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	October 2023 - December 2023	1,025,002	11,141	$0.63
	January 2024 - March 2024	1,820,000	20,000	0.86
	April 2024 - June 2024	1,820,000	20,000	0.86
	July 2024 - September 2024	1,840,000	20,000	0.86
	October 2024 - December 2024	1,840,000	20,000	0.86
	January 2025 - March 2025	450,000	5,000	0.95
	April 2025 - June 2025	455,000	5,000	0.95
	July 2025 - September 2025	460,000	5,000	0.95
	October 2025 - December 2025	460,000	5,000	0.95
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil roll differential swaps	October 2023 - December 2023	1,656,000	18,000	$1.16
	January 2024 - March 2024	1,820,000	20,000	0.58
	April 2024 - June 2024	1,820,000	20,000	0.58
	July 2024 - September 2024	1,840,000	20,000	0.57
	October 2024 - December 2024	1,840,000	20,000	0.57
	January 2025 - March 2025	450,000	5,000	0.35
	April 2025 - June 2025	455,000	5,000	0.35
	July 2025 - September 2025	460,000	5,000	0.35
	October 2025 - December 2025	460,000	5,000	0.35

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices during each applicable monthly settlement period.
(4)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	October 2023 - December 2023	1,413,628	15,366	$4.90
	January 2024 - March 2024	4,104,919	45,109	3.77
	April 2024 - June 2024	5,906,321	64,905	3.29
	July 2024 - September 2024	5,949,388	64,667	3.43
	October 2024 - December 2024	5,933,899	64,499	3.86
	January 2025 - March 2025	3,600,000	40,000	4.32
	April 2025 - June 2025	3,640,000	40,000	3.65
	July 2025 - September 2025	3,680,000	40,000	3.83
	October 2025 - December 2025	3,680,000	40,000	4.20
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	October 2023 - December 2023	6,210,000	67,500	$(1.30)
	January 2024 - March 2024	3,640,000	40,000	(0.52)
	April 2024 - June 2024	1,820,000	20,000	(0.67)
	July 2024 - September 2024	1,840,000	20,000	(0.66)
	October 2024 - December 2024	1,840,000	20,000	(0.64)
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	October 2023 - December 2023	1,840,000	20,000	$(0.30)
	January 2024 - March 2024	3,640,000	40,000	0.00
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(4)
Natural gas collars	October 2023 - December 2023	6,636,372	72,134	$3.66 - $8.22
	January 2024 - March 2024	3,175,081	34,891	3.36 - 9.44
	April 2024 - June 2024	1,373,679	15,095	3.00 - 6.45
	July 2024 - September 2024	1,410,612	15,333	3.00 - 6.52
	October 2024 - December 2024	1,426,101	15,501	3.25 - 7.30

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas basis swap contracts are settled based on the difference between the Houston Ship Channel (“HSC”) price and the NYMEX price of natural gas during each applicable monthly settlement period.
(4)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.